Lawrence Scharfman & Co., CPA

October 1, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Dear Ladies and Gentlemen:

I am the former independent auditor for Noble Innovations, Inc. (the “Company”). I have read the Company’s current report on 8-K/A-4 dated October 1, 2009 and are in agreement with the disclosure in Item 4, in so far as it pertains to me. I have no basis to agree or disagree with other statements of the Company contained therein.

Yours very truly,

/S/ Lawrence Scharfman
Lawrence Scharfman, CPA
Boynton Beach Florida
October 1, 2009